                                                  EXHIBIT 11.1

                    UNITED WASTE SYSTEMS, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                    Nine Months                 Nine Months
                                       Ended                       Ended
                                September 30, 1996                   September 30, 1995(2)
Primary:
Net income                    $           23,813,167     $              18,394,654

Historical weighted average
  Common shares outstanding               36,893,808                   31,147,128
Dilution of common stock options
  and warrants (1)                         2,559,722                    2,826,773
Weighted average common shares
  outstanding                             39,453,530                   33,973,901
Earnings per common share                       $.60                         $.54

                                   Three Months                  Three Months
                                       Ended                       Ended
                                September 30, 1996                 September 30, 1995(2)

Net income                    $           11,392,858     $              8,729,243

Historical weighted average
  Common shares outstanding               37,139,064                   33,570,910
Dilution of common stock
  options and warrants(1)                  2,829,086                    3,035,609
Weighted average of common
  shares outstanding                      39,968,150                   36,606,519
Earnings per common share                       $.29                         $.24

--------------------
(1)  Based upon the treasury stock method
(2)  All share and per-share data reflects the June 1996 two-for-one stock split




                                                                   EXHIBIT 11.1

                        UNITED WASTE SYSTEMS, INC.
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                    Nine Months
                                       Ended
                              September 30, 1995 (2)
Fully Diluted:
Net income                    $           18,394,654
  Interest on convertible debt
  Earnings available
    to common stockholders    $           18,394,654

Historical weighted average
  Common shares outstanding               31,147,128
Dilution of common
  stock options and warrants(1)                      3,356,638
Assumed conversion of
  convertible debt
Weighted average common
  shares outstanding                      34,503,766
Earnings per common shares                      $.53


                                   Three Months
                                       Ended
                               September 30, 1996(2)
Net income                    $           11,392,858
  Interest on convertible debt                       1,029,375
  Earnings available to
    common stockholders       $           12,422,233

Historical weighted average
  Common shares outstanding               37,139,064
Dilution of common stock
  options and warrants(1)                  3,169,288
Assumed conversion of
  convertible debtk                        4,615,385
Weighted average common
  shares outstanding                      44,923,737
Earnings per common share                       $.28

--------------
(1)  Based upon the treasury stock method
(2)  All share and per-share data reflects the June 1996 two-for-one stock split